Exhibit 10.2.3 (English Translation)

Deposit Pledge Agreement
(English Translation)
(Applicable when the pledgor is the debtor)
No. 150339028D16121701-2
The Pledgor: Aleris Aluminum (Zhenjiang) Co., Ltd.
Unified social credit code: 91320000567804157J
Legal representative/ Principle: Eric Michael Rychel
Address: No. 111, Caijia Road, Jingkou Industrial Zone, Zhenjiang City, Jiangsu Province.

The Pledgee: Bank of China Limited, Zhenjiang Jingkou Sub-branch
Legal representative/ Principle: Zhou Zhentao
Address: No. 235, East Zhongshan Road, Zhenjiang City, Jiangsu Province. Zip code: 212000
Tel: 0511-850129884 Fax: 0511-85035598

In order to guarantee the performance of obligations under "Master Contracts" referred to in Article 1 hereunder, the pledgor agrees to provide a deposit pledge to the pledgee. The parties agree to enter into this Agreement through mutual consultation. Unless otherwise provided herein, the terms of this Agreement shall be construed in accordance with the Master Contracts.

Article 1 Master Contracts
Master Contracts in this Agreement refers to:
Syndicated Facility Agreement for the Project of Large Scale and High Strength Aluminum Alloy Plates entered between the pledgee and the pledgor (Aleris Aluminum (Zhenjiang) Co., Ltd.) on August 8, 2012, Amendment to Bank Syndicate Term Loan (No. 150339028D16121701) dated December 21st, 2016, and other separate agreements signed or to be signed pursuant thereto, and their relevant amendments or supplements, which expressly provides that it is one of the Master Contracts.

Article 2 Secured Debt
Debts under the Master Contracts are the secured debts under this Agreement, including principal (including the excessive part allowed under Letter of Credit), interest (including statutory interest, agreed interest, compound interest and penalty interest), penalty, damage, the cost to realize creditor’s rights (including but not limited to litigation costs, attorneys' fees, notary fees, and enforcement fees), pledgee’s loss(es) and all other expenses caused due to default by the pledgor (in the case of counter-guarantee; the same below).

Article 3 Identification of Deposit under Specific Financing Business
When entering into the financing business under the Master Contracts referred to in Article 1 hereunder, the pledgor and the pledgee shall specify the principal contract and debts secured by each deposit, the amount of the deposit and the terms of payment in the Deposit Pledge Confirmation Letter or corresponding application forms or contracts (including but not limited to the deposit pledge clause therein), so that each installment of deposit pledged can be identified for that certain master contract and debts secured by such deposit.

Article 4 Deposit Account

1.
The pledgor shall open a deposit account at the pledgee in accordance with related laws, regulations, regulatory requirements and business requirements of pledgee regarding opening of a deposit account.

2.
The pledgee shall keep confidential information regarding pledgor’s deposit account. The pledgee shall not provide any information or materials about the pledgee's account to any entity or individual (other than the pledgor), unless the disclosure is required under laws or administrative regulations.

3.
The deposit amount shall be denominated and settled in RMB. During the year 2017 to 2019, the balance in the deposit account in each year shall be a full year repayment amount under the syndicated loan due in such given year; and starting from 2020, the balance in the deposit account shall be the repayment amount due in the next payment period. Detailed requirements on the deposit account balance are as follows:

No.	Period	Deposit Account Balance
1	From Dec 31, 2016 to Dec 30, 2017	RMB24,000,000
2	From Dec 31, 2017 to Dec 30, 2018	RMB36,000,000
3	From Dec 31, 2018 to Dec 30, 2019	RMB48,000,000
4	From Dec 31, 2019 to Jun 29, 2020	RMB60,000,000
5	From Jun 30, 2020 to Dec 30, 2020	RMB60,000,000
6	From Dec 31, 2020 to Jun 29, 2021	RMB90,000,000
7	From Jun 30, 2021 to Dec 30, 2021	RMB90,000,000
8	From Dec 31, 2021 to Jun 29, 2022	RMB120,000,000
9	From Jun 30, 2022 to Dec 30, 2022	RMB120,000,000
10	From Dec 31,2022 to Jun 29, 2023	RMB120,000,000
11	From Jun 30, 2023 to Dec 30, 2023	RMB120,000,000
12	From Dec 31, 2023 to May 16, 2024	RMB252,484,638

4.
When each loan principal repayment becomes due, the lender may deduct such principal amount from the deposit account. The pledgor shall replenish any shortfall in the deposit account in accordance with this Agreement within 10 business days thereafter.

Article 5 Delivery of Guarantee Deposit

1.	The pledgor shall transfer the deposit into the deposit account by installments at the time and in the amount agreed by the parties.

2.
If the pledgee incurs additional liability due to the following reasons, including but not limited to amendment to letter of credit or letter of guarantee, the pledgee is entitled to request the pledgor to increase the deposit or provide other security acceptable to the pledgee. If the pledgor does not provide the aforementioned security as requested, the pledgee may refuse to enter into relevant business with the pledgor.

3.	Without written consent from the pledgee, the pledgor shall not withdraw or request pledgee to return the delivered deposit until the secured debts are repaid in full.

Article 6 Decrease in Value of Deposit
In the event the value of the deposit decreases due to currency exchange rate fluctuation or other reasons not attributable to the pledgee, which may endanger the rights of the pledgee, the pledgee shall have the right to demand the pledgor (and the pledgor shall be obligated) to provide additional deposit or other security in an amount equal to the decreased amount.

Article 7 Deposit Interest
The pledge shall include all interests accrued on deposit, and the pledgee may apply the interest accrued on the deposit for repayment of the secured debt.
Article 8 Pledge Enforcement Event
If the pledgor fails to make any payment to the pledgee on any ordinary repayment date, performance date or early repayment date in accordance with agreements between the parties, the pledgee may enforce the pledge in accordance with laws, regulations or this Agreement.
Article 9 Enforcement of Pledge
When this pledge becomes enforceable, the pledgee is entitled to apply the deposit to first repay costs occurred under the Master Contracts, and then apply the remaining part for principal repayment, and the pledgee may also pay the deposit to other parties directly.
If the secured debts are secured by other collateral or guarantee in addition to those under this Agreement, such additional collateral or guarantee will not affect the pledgee’s right under this Agreement, and the pledgee may in its sole discretion determine the sequence of enforcement. The pledgor shall undertake the security liabilities in accordance with this Agreement and shall not object to the enforcement hereunder based on the existence of other guarantee or the sequence of enforcement.
Article 10 Return of Deposit

1.	The pledgee shall return a specific deposit to the pledgor when:

(1)	The pledgor has repaid in full the corresponding secured debt that is guaranteed by the pledge of the given deposit;

(2)	The pledgor has provided other guarantee acceptable to the pledgee, as substitute, to secure repayment of the corresponding secured debt guaranteed by the given deposit; or

(3)	After the pledge is enforced, any part of the deposit remains.

2.
The pledgee will return the deposit to the pledgor in accordance with the refund method requested by the pledgor. If the pledgor does not specify any refund method, the pledge will return the deposit to the pledgor following the original funding method. If the deposit cannot be returned in accordance with foregoing methods, the pledgee will keep the deposit on behalf of the pledgor.

3.
If the pledgee returns to the pledgor a deposit under a specific business, and the pledgee makes a request to use such deposit to secure payment under another business (and the pledgor agrees with such request), then the pledgor shall submit to the pledgee the Deposit Pledge Confirmation Letter or other written confirmation documents. Thereafter, the pledgee may directly use such deposit as security for such other business, and remit the deposit into the deposit account designated by the pledgee In this case, if the pledgor believes that the remaining deposit is not sufficient, it may request the pledgee to replenish the deposit. If the pledgor believes that the remaining deposit exceeds the amount required to secure such other business applied for by the pledgee, the pledgee may return the excess part to the pledgor in accordance with paragraph 2 of this article.

Article 11 Relation between this Agreement and the Master Contracts
Given that the pledgor is the debtor under the Master Contracts, both parties hereby acknowledge and confirm that:

1.
If the parties agree to terminate the Master Contracts or accelerate the maturity date of the secured debts under the Master Contracts, the deposit hereunder shall be applied to repay debts that have occurred.

2.	If the parties agree to amend or modify the Master Contracts, the pledgor agrees that the deposit hereunder shall secure repayment of debts under the amended or modified Master Contracts.

3.
If after the pledgee issues a letter of credit to the pledgor, it subsequently provides import bill advance, buyer bill advance or any other financing to the pledgor, the pledgor agrees that the deposit hereunder shall continuously and uninterruptedly secure repayment of the debts under such subsequent financing.

Article 12 Pledgor’s Representation and Warranties
The pledgor hereby represents and warrants that:

1.
The pledgor is duly registered and validly existing, is fully capable for civil rights and acts required for execution and performance of this Agreement, has full title to legal ownership or the right of disposition regarding the deposit pledged hereunder.

2.
The pledgor fully understands the content of the Master Contracts and genuinely intends to sign and perform this Agreement, and has obtained all proper authorizations in connection with the pledge that are required under it Articles of Association or other constitutional documents. The signing and performance of this Agreement do and will not breach any contracts, agreements or other legal documents binding upon the pledgor. The pledgor has obtained or will obtain all necessary approvals, permits, filings or registration in connection with the creation of the pledge hereunder.

3.	The signatures on each of the invoices or documents to be signed by the pledgor are genuine signatures of the authorized representatives of the pledgor, and the company seal affixed thereto is authenticate and valid.

4.	Any underlying transactions in connection with this Agreement shall be proper and lawful, and shall not involve fraud, money laundering or any other illegal activities.
Article 13 Liabilities for Fault in Contract Formation
If this Agreement does not take effect and the pledge is not established after this Agreement is signed because of pledgor’s refusal or delay in deposit payment or other reasons attributable to the pledgor, the pledgor shall be deemed to be in default for contract formation. In this case, if the pledgee suffers from any losses or damages, the pledgor shall indemnify the pledgee for such losses or damages.
Article 14 Breach of Contract and Consequences
The pledgor shall be in breach of this Agreement in any one of the following circumstances:

1.	The pledgor impedes in any way the pledgee’s disposal of the deposit pursuant to this Agreement;

2.	The pledgor refuses to supplement the deposit or provide other forms of guarantee as required by the pledgee when the value of the deposits decreases as provided in article 6 hereunder;

3.	The pledgor makes false representations or warranties in this Agreement, or it breaches any of its covenants hereunder;

4.	The pledgor violates other provisions of this Agreement concerning rights and obligations of the parties;

5.	The pledgor terminates its business operation, or is dissolved, suspended or declared bankrupt; or

6.	The pledgor breaches other contracts between the pledgor and the pledgee or between the pledgor and other institutions of the Bank of China.
In case of any breach provided in the preceding paragraph, the pledgee may take the following measures, individually or concurrently, which it deems appropriate in the given circumstances:

1.	to require the pledgor to correct its breach within limited period;

2.	to entirely or partially reduce, suspend or terminate the credit granted to the pledgor;

3.
to entirely or partially suspend or terminate review of the pledgor’s applications under other business contracts; to entirely or partially suspend or terminate funding or processing of any loan that is not draw down or any trade financing that is being processed;

4.	to declare that principal and interest for any outstanding loan or trade finance funds or any other payables owed by the pledgor under other contracts, partially or entirely, become due immediately;

5.	to terminate or rescind this Agreement, and to wholly or partly terminate or rescind other agreements between the pledgor and the pledgee;

6.	to claim against the pledgor for damages incurred by the pledgee due to pledgor’s breach hereof;

7.	to enforce the pledgee’s right against the deposit;

8.	to take other actions that the pledgee deems appropriate.
Article 15 Reservation
In the event that one party fails to exercise part or all of its rights under this Agreement, or fails to require the other party to perform or assume part or all of its responsibilities or obligations, this shall not constitute a waiver of such rights or an exemption of such responsibilities or obligations.
Where one party grants the other party any grace period or extension of time or it is late in exercising any rights, this shall not affect such parties rights under this Agreement or under applicable laws and regulations, nor shall this be deemed as such party’s waiver of any rights.
Article 16 Amendment, Modification or Termination
Any amendment or modification of this Agreement shall be made in written form after both parties reach consensus through consultation, and such amendment or modification shall constitute an indivisible part of this Agreement.
This Agreement shall not be terminated before the parties have performed all obligations and exercised all rights here under, unless otherwise required by laws or regulations or agreed on by the parties.
Invalidity of any provisions of this Agreement shall not affect validity of other provisions hereunder, unless otherwise required by laws or regulations or agreed on by the parties.
Article 17 Governing Law and Dispute Resolution
The laws of People’s Republic of China shall govern this Agreement.
The parties shall settle any conflicts or disputes arising from the performance of this Agreement through consultation. Failing to resolve the disputes through consultation, the parties agree to resolve the disputes following the method provided in the Master Contract.
To the extent such conflicts or disputes do not affect performance of other terms of this Agreement, the parties shall continue to perform such other terms.
Article 18 Appendix
The Application for Opening Deposit Account and the Deposit Pledge Confirmation Letter signed pursuant to this Agreement and other appendices confirmed by both parties are integral parts of this Agreement and shall have the same legal force with this Agreement.

Article 19 Others

1.	The pledgor shall not transfer any of the rights or obligations under this Agreement to a third party without the written consent of the pledgee.

2.
The pledgor hereby acknowledges that the pledgee may entrust other institutions of the Bank of China Limited to perform the rights and obligations in this Agreement. The other institutions of Bank of China Limited so entrusted by the pledgee may exercise all of pledgee’s rights hereunder and if necessary, may litigate or arbitrate any disputes arising out of this Agreement.

3.	Without restricting other provisions hereunder, this Agreement shall bind on the parties and their respective heirs and assignees.

4.
Unless otherwise agreed, the parties design the registered address provided in this Agreement as the address for communication and contracts, and undertake to notify the other party in writing of any change to its registered address.

5.	All the titles and names of business are used for the convenience of reference, and shall not be used for interpretation of the content of any provisions or the parties’ rights and obligations.

Article 20 Effectiveness and Creation of Pledge
This Agreement shall take effect after the legal representatives, persons in charge or authorized representatives of both parties sign or affix personal seal on this Agreement and after this Agreement is affixed with company chop of each parties.
The pledge will be created when the deposit is delivered to pledgee.

This Agreement is executed in two counterparts with each party holding one original. The counterparts have equal force.

Pledgor: Aleris Aluminum (Zhenjiang) Co., Ltd.:
Authorized Signatory: /s/ Gerd F. Jegodzinski

Pledgee: Bank of China Limited, Zhenjiang Jingkou Sub-branch (Chop affixed)
Authorized Signatory: /s/ Zhou Zhentao